Exhibit 4.15

THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, PLEDGE OR OTHER DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Warrant No. ___	Number of Shares: __________
Date of Issuance: __________________	(subject to adjustment)

Ignis Petroleum Group, Inc.

Common Stock Purchase Warrant

Ignis Petroleum Group, Inc., a Nevada corporation (the “Company”), for value received, hereby certifies that Petrofinanz GmbH, a Marshall Islands company, or its registered and permitted assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 3 below), up to __________ shares (as adjusted from time to time pursuant to the provisions of this Warrant) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), at a purchase price of ________ per share. The shares purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are sometimes hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1. Exercise.

a. Manner of Exercise. This Warrant may be exercised only in whole by the Registered Holder, or, upon the approval of the Board of Directors of the Company, may be exercised in part by the Registered Holder, by surrendering this Warrant, with the purchase/exercise form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney-in-fact, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or, upon approval of the Board of Directors of the Company, by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Registered Holder.

b. Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section l(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section l(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

c. Delivery to Holder. As soon as practicable after the exercise of this Warrant in whole or, if applicable, in part, and in any event within ten (10) business days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder may direct (upon payment by such Registered Holder of any applicable transfer taxes): (i) a certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled; and (ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Shares equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise, and all previous exercises, as provided in Section 1(a) above.

2. Transfers.

a. Unregistered Security. The holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially similar to the foregoing effect.

b. Transferability. Subject to the provisions of Section 2(a) hereof, the Registered Holder may make sales or other transfers of this Warrant and the Warrant Shares.

c. Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

3. Expiration. This Warrant (and the right to purchase securities upon exercise hereof) shall expire upon _____________ (the “Expiration Date”).

4. Notices of Certain Transactions. In case:

a. the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

b. of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

c. of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is reasonably expected to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up) are to be determined. Such notice shall be mailed at least fifteen (15) days prior to the record date or effective date, as the case may be, for the event specified in such notice.

5. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

6. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 2 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

7.  Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

8.  Notices. Any notice required or permitted by this Warrant shall be in writing and, subject to Section 4 hereof, shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or five (5) business day after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company, and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.

9.  No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10.  No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

11.  Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing, specifying such amendment or waiver, signed by the Company and by the Registered Holder.

12.  Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

13.  Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Warrant No. ___ to be signed by its duly authorized officer and to be dated the Date of Issuance hereof.

IGNIS PETROLEUM GROUP, INC.

By:

Name:

Title:

Address:
100 Crescent Court, 7th Floor Dallas, Texas 75201